Exhibit 99.(h)(1)(vii)

AMENDMENT

To Transfer Agency and Service Agreement

Between

Each of the Entities Listed on Appendix A

And

DST Asset Manager Solutions, Inc. f/k/a Boston Financial Data Services, Inc. (“Transfer Agent”)

This Amendment is made as of this 14th day of November 2018 between each of the entities listed on Appendix A (each a “Portfolio” and collectively the “Fund”) to the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated as of October 1, 2005, as amended (the “Agreement”). In accordance with Section 3 (Fees and Expenses) and Section 15.1 (Amendment) of the Agreement, the parties desire to further amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.              Section 1.2 (Additional Services). Section 1.2 of the Agreement is hereby amended by deleting Subsection 1.2(i) (Web Support Services).

2.              Schedule I .2(i) (Web Support Services). The Agreement is hereby amended by deleting Schedule 1.2(i), and all references thereto, in its entirety.

3.              Schedule 3.1. Schedule 3.1 is hereby amended by removing (i) “Web Support Service Fees” and all fees set forth under such heading; and (ii) “Project Management Hours/Development Work” and all fees and credits under such heading.

4.              All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

5.              Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HARRIS ASSOCIATES INVESTMENT TRUST		DST ASSET MANAGER SOLUTIONS, INC.

By:	/s/ Kristi L. Rowsell	By:	/s/ Rahul Kanwar

Name:	Kristi L. Rowsell	Name:	Rahul Kanwar

Title:	President	Title:	Authorized Representative